Exhibit 99.1

Trovagene Announces Third Quarter 2017 Company Highlights and Financial Results

SAN DIEGO, CA — November 9, 2017 — Trovagene, Inc. (NASDAQ: TROV), a clinical-stage precision medicine biotechnology company, today announced company highlights and financial results for the third quarter ended September 30, 2017. The company is issuing this press release in lieu of conducting a conference call.

“We are excited by our continued clinical research advancement of PCM-075, our oral and highly selective Polo-like Kinase 1 (PLK1) inhibitor,” said Bill Welch, Chief Executive Officer of Trovagene, “including the FDA’s authorization to proceed with our Phase 1b/2 clinical trial in acute myeloid leukemia (AML) as well as the granting of Orphan Drug Designation by the FDA for PCM-075 to treat patients with AML.”

Company Highlights

Trovagene made significant progress in the third quarter to advance the clinical research of PCM-075 for solid and hematologic tumor cancers, including the publication of a Phase 1 safety study of PCM-075 in patients with advanced metastatic solid tumors, the FDA’s authorization to proceed with a Phase 1b/2 trial in AML and the announcement of multiple combination preclinical studies demonstrating apparent synergy of PCM-075 in combination with ten different chemotherapeutics commonly used in solid and hematologic tumor cancers as well as targeted therapies, such as abiraterone acetate, and FLT3 inhibitors.

“We are increasingly encouraged by the synergy data observed with the combination of PCM-075 and abiraterone acetate,” said Dr. Mark Erlander, Chief Scientific Officer of Trovagene. Abiraterone acetate, marketed as Zytiga® by Centocor Ortho Biotech, Inc., a member of the Johnson & Johnson family of companies, is the leading global anti-androgen therapy for metastatic Castration-Resistant Prostate Cancer (mCRPC) with 2016 sales in excess of $2.0 billion. “Even with broad adoption of Zytiga®, we believe there continues to be a large medical need to extend its benefit of response in mCRPC. We are working closely with key investigators to develop a Phase 2 clinical trial protocol with oral dosing of PCM-075 and abiraterone with a planned submission to our existing solid tumor IND,” said Dr. Erlander.

Other Clinical Development Highlights of PCM-075

•                  Announced results of preclinical research on August 16, 2017, indicating potential synergy (interaction of discrete drugs such that the total effect is greater than the sum of the individual effects) of PCM-075 with Quizartinib, an investigational FLT3 Inhibitor, by Daiichi Sankyo, in FLT3 mutant xenograft mouse models. The FDA recently approved

Rydapt® (midostaurin) by Novartis for the treatment of newly diagnosed adult patients with AML that are FLT3 mutation-positive in combination with cytarabine and daunorubicin induction and cytarabine consolidation chemotherapy. There are two additional FLT3 inhibitors in ongoing phase 3 trials, including Quizartinib. Trovagene believes that a combination of PCM-075 with a FLT3 inhibitor for AML patients with a FLT3 mutation could extend treatment response and possibly slow or reduce resistance to FLT3 activity.

•                  Announced results of preclinical research on August 21, 2017, indicating potential synergy of PCM-075 with a histone deacetylase, or HDAC, inhibitor in NHL cell lines. This synergy assessment study was conducted by Dr. Steven Grant, Associate Director for Translational Research and co-Leader, Developmental Therapeutics Program, Massey Cancer Center.

•                  Announced that the FDA granted Orphan Drug Designation to PCM-075 on September 28, 2017, for the treatment of patients with AML.

•                  Announced receiving FDA authorization to proceed with its Phase 1b/2 trial of PCM-075 in patients with AML on July 26, 2017. This trial is designed to determine the safety, tolerability, dosing and scheduling of PCM-075 for patients with AML, while providing a preliminary assessment of anti-leukemic activity, and exploring the use of correlative biomarker analysis to select patients most likely to respond.

•                  Announced expansion and strengthening of its Board of Directors with the appointment of Athena Countouriotis, M.D.  Dr. Countouriotis brings significant experience in oncology clinical development and orphan indications.

•                  Entered into an agreement with Novogene Co. Ltd., a leading global provider of genomic services and solutions and one of the largest sequencing capacities in the world, whereby Novogene will purchase NextCollect™, reagents and methods to extract cell-free DNA (cfDNA) for validation of urine DNA extraction methods in the Chinese market.

Third Quarter 2017 Financial Results

•                  Trovagene received gross proceeds of approximately $7.1 million from the sale of 6,191,500 shares of its common stock and 4,643,626 share of warrants through a registered direct offering and private placement in July 2017.

•                  Trovagene reported a net loss of $4.3 million, or $0.12 per diluted share in the third quarter of 2017, as compared to a net loss of $10.2 million, or $0.34 per diluted share, for the same quarter of 2016.

•                  Total operating expenses were approximately $5.9 million for the three months ended September 30, 2017, a reduction of $4.1 million from $10.0 million for the same period in 2016.

•                  Research and development expenses decreased by $2.5 million to $1.4 million for the three months ended September 30, 2017, from $3.9 million for the same period in 2016.

•                  Selling and Marketing expenses decreased by $2.5 million to $0.4 million for the three months ended September 30, 2017, from $2.9 for the same period in 2016.

•                  General and administrative expenses increased by $1.0 million to $3.7 million for the three months ended September 30, 2017, from $2.7 million for the same period in 2016. The increase was primarily due to the expenses related to the immediately vested restricted stock awards granted to the CEO.

•                  Net cash used in operating activities in the third quarter of 2017 was $6.6 million, compared to $7.0 million in the third quarter of 2016.  The quarter-over-quarter reduction can be attributed primarily to a decrease in research and development expenses as a result of a shift in business focus and lower selling and marketing expenses as a result of reduction in force.

•                  Net cash provided by financing activities in the third quarter of 2017 was $6.4 million, compared to $3.7 million in the second quarter of 2016.  The increase is primarily due to the sale of our securities during July fundraising activity.

•                  The weighted average diluted shares of common stock outstanding used to calculate per share results was 36.5 million.

•                  As of September 30, 2017, Trovagene had approximately $7.4 million of cash and cash equivalents.

About Trovagene, Inc.

Trovagene is a precision medicine biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics.  Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify clinically actionable markers for predicting response to cancer therapies.  Trovagene offers its PCM technology at its CLIA/CAP — accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics.  For more information, please visit https://www.trovagene.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.  There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2016, and other periodic reports filed with the Securities and Exchange Commission.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.  Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.  Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

VP, Corporate Communications

858-952-7652

vkelemen@trovagene.com

Trovagene, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Royalties	$59	$47	$170	$208
Diagnostic services	58	38	142	69
Clinical research services	6	4	8	36
Total revenues	123	89	320	313

Costs and expenses:
Cost of revenues	474	424	1,428	1,143
Research and development	1,414	3,937	6,676	11,222
Selling and marketing	420	2,941	2,443	9,127
General and administrative	3,659	2,711	9,915	9,184
Restructuring charges	(46)	—	1,670	—
Total operating expenses	5,921	10,013	22,132	30,676

Loss from operations	(5,798)	(9,924)	(21,812)	(30,363)

Net interest expense	(16)	(355)	(877)	(968)
Gain on change in fair value of derivative financial instruments- warrants	1,529	88	2,013	675
Loss on extinguishment of debt	—	—	(1,656)	—
Other loss, net	(7)	—	(5)	—
Net loss	$(4,292)	$(10,191)	$(22,337)	$(30,656)
Preferred stock dividend	(6)	(6)	(18)	(18)
Net loss attributable to common stockholders	$(4,298)	$(10,197)	$(22,355)	$(30,674)
Net loss per common share - basic	$(0.12)	$(0.34)	$(0.68)	$(1.02)
Net loss per common share - diluted	$(0.12)	$(0.34)	$(0.68)	$(1.04)
Weighted average shares outstanding - basic	36,466	30,340	32,826	30,019
Weighted average shares outstanding - diluted	36,466	30,340	32,826	30,137

Trovagene, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2017	December 31, 2016

Assets

Current assets:
Cash, cash equivalents and short-term investments	$7,435	$37,893
Accounts receivable	178	100
Prepaid expense and other current assets	939	957
Total current assets	8,552	38,950
Property and equipment, net	3,127	3,827
Other assets	539	1,173
Total Assets	$12,218	$43,950

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$676	1,131
Accrued expenses	2,620	4,021
Deferred rent	298	285
Current portion of long-term debt	1,488	2,360
Total current liabilities	5,082	7,797

Long-term debt, less current portion	—	14,176
Derivative financial instruments - warrants	2,038	835
Deferred rent, net of current portion	1,153	1,374
Total Liabilities	8,273	24,182

Stockholders’ equity	3,945	19,768
Total liabilities and stockholders’ equity	$12,218	$43,950

Trovagene, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended
	September 30,
	2017	2016

Operating activities
Net loss	$(22,337)	$(30,656)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	957	694
Stock based compensation expense	3,117	5,942
Change in fair value of derivative financial instruments - warrants	(2,013)	(675)
Loss on extinguishment of debt	1,656	—
Other non-cash items	638	311
Changes in operating assets and liabilities	(1,968)	2,349
Net cash used in operating activities	(19,950)	(22,035)

Investing activities:
Capital expenditures, net	(136)	(798)
Net sales and maturities (purchase) of short-term investments	24,062	(24,451)
Net cash provided by (used in) investing activities	23,926	(25,249)

Financing activities:
Proceeds from sales of common stock, net of expenses	6,635	2,294
Proceeds from exercise of options	—	367
Net repayment of debt	(17,083)	(299)
Net cash (used in) provided by financing activities	(10,448)	2,362
Effect of exchange rate changes on cash and cash equivalents	(9)	(2)
Net change in cash and equivalents	(6,481)	(44,924)
Cash and cash equivalents—Beginning of period	13,915	67,493
Cash and cash equivalents—End of period	$7,434	$22,569